Exhibit 3.1

ARTICLES OF INCORPORATION

OF

SBA COMMUNICATIONS REIT CORPORATION

ARTICLE I.

Name, Principal Place of Business and

Registered Agent and Office

The name of the Corporation is SBA Communications REIT Corporation (hereinafter, the “Corporation”). The principal place of business of this Corporation shall be c/o General Counsel, 8051 Congress Avenue, Boca Raton, Florida 33487. The mailing address of this Corporation shall be 8051 Congress Avenue, Boca Raton, Florida 33487, Attention: Legal Department.

The street address of the registered office of this Corporation is 11380 Prosperity Farms Road, #221E, Palm Beach Gardens, Florida 33410. The name of the registered agent of this Corporation at such address is Corporate Creations Network Inc.

ARTICLE II.

Purpose and Powers

The purpose for which the Corporation is organized is to engage in or transact any and all lawful activities or business for which a corporation may be incorporated under the laws of the State of Florida. The Corporation shall have all of the corporate powers enumerated in the Florida Business Corporation Act.

ARTICLE III.

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Four Hundred and Thirty Million (430,000,000) shares, of which Thirty Million (30,000,000) shares shall be Preferred Stock, having a par value of $0.01 per share (“Preferred Stock”) and Four Hundred Million (400,000,000) shares shall be classified as Class A Common Stock, having a par value of $0.01 per share (“Class A Common Stock”). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the shareholders of the Corporation.

ARTICLE IV.

Number of Directors; Vacancies

A.	NUMBER OF DIRECTORS AND COMPOSITION OF BOARD

The initial number of directors of the Corporation shall be eight (8). The number of directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one (1) nor more than twenty-five (25).

B.	CLASSIFICATION OF BOARD

The Board of Directors shall be divided into three classes, Class I, Class II and Class III, with the number of directors in each Class being as nearly equal as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors assigned to Class III shall serve for a term ending on the date of the first annual meeting next following the 2016 annual meeting of shareholders of SBA Communications Corporation, the directors assigned to Class I shall serve for a term ending on the date of the second annual meeting next following the 2016 annual meeting of shareholders of SBA Communications Corporation, and the directors assigned to Class II shall serve for a term ending on the date of the third annual meeting next following the 2016 annual meeting of shareholders of SBA Communications Corporation.

Any increase or decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created

ARTICLE V.

Existence

The Corporation shall exist perpetually unless sooner dissolved according to law.

ARTICLE VI.

Name and Address of Incorporator

The name of the Incorporator is Thomas P. Hunt and the address of the Incorporator is 8051 Congress Avenue, Boca Raton, Florida 33487.

ARTICLE VII.

Indemnification

The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by applicable law.

IN WITNESS WHEREOF, the undersigned, being the Incorporator named above, for the purpose of forming a corporation pursuant to the Florida Business Corporation Act of the State of Florida, has executed these Articles of Incorporation this 21st day of September, 2016.

SBA COMMUNICATIONS REIT CORPORATION

/s/ Thomas P. Hunt
Thomas P. Hunt, Incorporator

CERTIFICATE OF ACCEPTANCE BY REGISTERED AGENT

Pursuant to the provisions of Section 607.0501 of the Florida Business Corporation Act, the undersigned submits the following statement in accepting the designation as registered agent and registered office of SBA Communications REIT Corporation, a Florida corporation (the “Corporation”), in the Corporation’s articles of incorporation:

Having been named as registered agent and to accept service of process for the Corporation at the registered office designated in the Corporation’s articles of incorporation, the undersigned accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and the undersigned is familiar with and accepts the obligations of its position as registered agent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 21st day of September, 2016.

Corporate Creations Network Inc.

By:	/s/ Michael Reinhold
	Name:	Michael Reinhold
	Title:	Vice President

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